Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
Mark Buscovich, Manager FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

Jack Lascar / jlascar@dennardlascar.com
Lisa Elliott / lelliott@dennardlascar.com
Dennard - Lascar / (713) 529-6600

OILTANKING PARTNERS, L.P. ANNOUNCES
MANAGEMENT ADDITIONS

Ken Owen to Move to Operating Role and
Jon Ackerman to Join as New Chief Financial Officer

HOUSTON – June 20, 2013 – Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today announced the appointment of Jonathan Z. Ackerman as Vice President and Chief Financial Officer (“CFO”), effective July 1, 2013. Kenneth F. Owen, the Partnership’s current CFO, has been named Terminal Manager of the Partnership’s expanding Houston complex and will be responsible for managing the profit center. Ken will be working with Jon to ensure a smooth transition prior to assuming full-time responsibilities in his new role September 1, 2013.

Mr. Ackerman is an accomplished financial professional with extensive experience managing complex corporate finance, strategic development, M&A and capital markets transactions across the entire energy space, and in particular the Midstream and MLP sector. Mr. Ackerman previously was with UBS Investment Bank, where he was most recently Managing Director, Mergers & Acquisitions and Co-Head, Strategic Solutions Group. Prior to joining UBS in 2006, Mr. Ackerman served as Senior Counsel to President George W. Bush’s Advisory Panel on Federal Tax Reform, where he was the lead technical policy adviser. Prior to that, Mr. Ackerman was an adviser in the US Treasury Department’s Office of Tax Policy and was responsible for a number of legislative proposals and regulatory pronouncements. As an attorney in private practice, he represented multi-national corporations on complex cross-border transactions involving mergers and acquisitions, spin-offs, financings, and restructurings.

Mr. Ackerman is a Certified Public Accountant (CPA) and practiced public accounting with a leading global accounting firm. He earned a Juris Doctorate, with honors, from the University of Chicago, a Master of Taxation from the University of Denver Graduate Tax Program and a B.S. of Business Administration in Accounting and Finance, magna cum laude, from the University of Arizona.

“Throughout Jon’s career, he has demonstrated the ability to provide incisive, innovative and accurate advice and is adept at identifying strategic business opportunities and building high-performing teams,” said Anne-Marie Ainsworth, President and Chief Executive Officer. “We are delighted to welcome him to the Partnership and to Oiltanking and are confident that we will benefit from his financial and business acumen, regulatory expertise and exceptional analytical skills.

“Ken has done an outstanding job as our CFO over the past several years, from leading our initial public offering process in 2011 to building out an excellent corporate finance, accounting and reporting organization that is equipped with the personnel to continue executing on what we believe to be more exciting times ahead for Oiltanking. We are very pleased to have Ken move into the position of Terminal Manager of Oiltanking Houston. In this new role, he will gain invaluable operating expertise and oversee the operations of the significantly growing Houston terminal, the Partnership’s largest asset and one of the largest in Oiltanking’s global portfolio. His deep understanding of the financial implications of operating decisions will be a great asset for the Partnership as we continue our expansion programs and maintain our position as one of the best in class limited partnerships,” added Ainsworth.

Oiltanking Partners is a master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We provide our services to a variety of customers, including major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our assets are located along the Gulf Coast of the United States. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect Oiltanking Partners’ current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties as described in Oiltanking Partners’ filings with the Securities and Exchange Commission, available at the SEC’s website at www.sec.gov. By issuing forward looking statements based on current expectations, opinions, views or beliefs, Oiltanking Partners has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

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